Exhibit C

Australia Wanda International Company Limited

AND

Aesthetic Medical International Holdings Group Limited

AND

Seefar Global Holdings Limited

Jubilee Set Investments Limited

Pengai Hospital Management Corporation

Zhou Pengwu

Ding Wenting

relating to

SHARE PURCHASE AGREEMENT

_ _ _ _ _ _, 2022

TABLE OF CONTENTS

i

ii

Exhibit A DETAILS OF TRANSFER

Exhibit B DOMESTIC RESTRUCTURINGS

Exhibit C CERTAIN INDEMNITIES

Exhibit D THIRD PARTY CONSENTS

Exhibit E DISCLOSURE SCHEDULE

iii

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this "Agreement"), dated as of _ _ _ _ , 2022, is entered into by and among Australia Wanda International Company Limited, a company organized and existing under the laws of Hong Kong (the "Buyer"), Aesthetic Medical International Holdings Group Limited, a company organized and existing under the laws of the Cayman Islands (the "Target Company"), Seefar Global Holdings Limited ("BVI1"), a company organized and existing under the laws of British Virgin Islands, Jubilee Set Investments Limited ("BVI2"), a company organized and existing under the laws of British Virgin Islands, Pengai Hospital Management Corporation ("BVI3", together with BVI1 and BVI2, the "Sellers"), a company organized and existing under the laws of British Virgin Islands, Dr. Zhou Pengwu, a PRC citizen (ID Card Number: 360302195410010513) and Ms. Ding Wenting, a PRC citizen (ID Card Number: 430302196503071529) (together with Dr. Zhou Pengwu and the Sellers, the "Warrantors").

Whereas

A.	BVI1, BVI2 and BVI3 hold 16,122,965, 15,490,692 and 3,220,717 issued and outstanding ordinary shares of the Target Company, par value US $0.001 each ("AIH Ordinary Shares").

B.	Dr. Zhou Pengwu and Ms. Ding Wenting are husband and wife. Dr. Zhou Pengwu and Ms. Ding Wenting are the actual controllers and beneficial owners of the Sellers.

C.	The Buyer wishes to acquire from the Sellers an aggregate of 21,321,962 AIH Ordinary Shares (the "Target Shares") and the Sellers wish to sell to the Buyer the Target Shares pursuant to the terms of this Agreement.

D.	Simultaneously with the execution of this Agreement, the Target Company, Dr. Zhou Pengwu, Ms. Ding Wenting and Hainan Oriental Jiechuang Investment Partnership (Limited Partnership) ("Jiechuang") will enter into a Subscription Agreement, pursuant to which Jiechuang and its specific affiliates will subscribe for 36,402,570 ordinary shares in the Target Company at a price of RMB170 million payable in US Dollars equivalent to such amount as provided therein (the "Jiechuang Subscription").

E.	Simultaneously with the execution of this Agreement, the Buyer, Jiechuang, Beacon Technology Investment Holdings Limited and Peak Asia Investment Holdings V Limited ("ADV") will enter into a Cooperation Agreement (the "Cooperation Agreement") setting out, among other things, the parties need to complete in order to facilitate the Proposed Transaction.

F.	Simultaneously with the execution of this Agreement, the Buyer, Jiechuang, the Sellers and the Warrantors will enter into a Voting Support Agreement (the "Voting Support Agreement") setting out, among other things, the parties need to complete in order to facilitate the Proposed Transaction.

G.	Simultaneously with the execution of this Agreement, the Target Company, the Buyer, Jiechuang, Hawyu (HK) Limited, the Sellers, the Warrantors and ADV will enter into a Shareholder Agreement duly in effect on the Closing Date (the "Shareholder Agreement") setting out the rights and obligations of the relevant shareholders of the Target Company.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Ariticles I

Definitions and Interpretation

Section 1.1            Definitions

“"Affiliate" means any enterprise, individual or other entity, which directly or indirectly controls or is controlled by a Party or is under direct or indirect common control with a Party.

"Ancillary Documents" means the Escrow Agreement, the Shareholder Agreement, the Articles of Association of the Target Company, the Cooperation Agreement, the Voting Support Agreement, the Instruments of Transfer and all other agreements, documents and instruments required to be delivered by any of the Parties pursuant to this Agreement or otherwise, and any other agreement, document or instrument to be entered into on or before the Closing in connection with this Agreement or the transactions contemplated by this Agreement.

"Business Day" means a calendar day on which banks are open for business in Beijing, Hong Kong and Cayman Islands, the PRC, other than a Saturday, Sunday and statutory holiday.

"PRC" means the People's Republic of China, excluding for the purposes of this Agreement the Hong Kong and Macao Special Administrative Regions and Taiwan area.

"Action" means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

"Competitor" means any Person, which is engaged in a Competing Business.

"Contract" means any contract, agreement, arrangement or understanding, whether written or oral, express or implied.

"Control" of any Person shall mean, with respect to any Person, a Person (or Group of Persons acting in concert), directly or indirectly: (i) holding more than 50% of the shares in issue, equity interests or other equity interests of such Person; (ii) the ability to direct the management and policies of such Person, whether through the ownership of more than 50% of the voting power of such Person, or through the ownership of proxy for more than 50% of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise (including through contractual control).

"Convertible Note Purchase Agreement" means the Convertible Note Purchase Agreement dated September 15, 2020 among the Target Company, Peak Asia Investment Holdings V Limited and Beacon Technology Investment Holdings Limited.

"Encumbrance" means any charge, claim, restriction, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind whatsoever including any restriction on, assignment or other transfer of ownership of any nature whatsoever with respect to the use, quiet enjoyment, voting, transfer, receipt of income or exercise of ownership, whether by way of security or otherwise.

"Escrow Agent" means a financial intermediary of good standing reasonably acceptable to both the Buyer and the Sellers.

"Escrow Agreement" means the Escrow Agreement to be entered into among the Buyer, the Sellers and an Escrow Agent. The escrow period shall be 18 months after the Closing Date.

"Exit Payments Agreement" means the Exit Payments Agreement dated September 15, 2020 among Peak Asia Investment Holdings V Limited, the Target Company, Dr. Zhou Pengwu and Ms. Ding Wenting.

"IFRS" means International Financial Reporting Standards as in effect at the date of this Agreement.

"Governmental Authority" means any national, federal, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body.

"Group Companies" means the Target Company and its Subsidiaries (including any companies controlled by agreement).

"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China.

"Immediate Family Member" means, with respect to any specified Person, the Person's spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and matrimonial relationships, or any other relatives who reside with such Person.

"Indemnity Escrow Amount" means the U.S. Dollar equivalent to RMB 10,000,000 calculated as per the intermediate exchange rate for U.S. Dollars to Renminbi published by the People's Bank of China on the date immediately prior to the Closing Date (or the Business Day immediately preceding such date if such date is not a Business Day), as may be increased or decreased as provided in the Escrow Agreement, including any remaining interest or other derivative amounts accrued therefrom.

"Intellectual Properties" means all Intellectual Property rights, whether protectable, created or arising under the laws of the PRC, the U.S. or any other jurisdiction, arising in connection with or in relation to (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet address or identifiers, trade dress and similar rights, all applications or registrations therefor and all of the goodwill embodied and symbolized thereby (collectively, the "Trademarks"); (ii) patents and patent applications (collectively, "Patents"); (iii) copyrights (registered and unregistered) and applications for registration (collectively, "Copyrights"); (iv) trade secrets (actual or potential), know-how, inventions, methods, instructions for processes and processes, technical data, specifications, research and development information, technology, product roadmaps, customer lists, and any other information that has economic value (actual or potential) not generally known to other Persons, but not including any copyrights or patents covering or protecting any thereof (collectively, the "Trade Secrets"); and (v) moral rights, rights of publicity, database rights, and any other property rights or Intellectual Property rights of any kind or nature not protectable by or under the Trademarks, Patents, Copyrights or Trade Secrets.

"Inventory" means all inventory of the Group Companies, including raw materials and packaging materials, semi-finished products, finished products, supplies, spare parts and similar items.

"Knowledge" means, with respect to an individual, his or her own knowledge, or, with respect to an entity, the knowledge of any of its officers or directors, and shall be presumed to be the knowledge of such Person after due and reasonable inquiries.

"Law" means any law, regulation, ordinance, statute, rule, code, administrative order, injunction, judgment, decree or order of any Governmental Authority and any securities issuance or trading rules of any relevant stock exchange.

"Leased Real Properties" means all real properties leased, subleased or licensed to the Target Company or any of its Subsidiaries or which the Target Company or any of its Subsidiaries otherwise has the right or option to use or occupy, including all structures, facilities, fixtures, systems, improvements and items of properties heretofore or hereafter located thereon, or appurtenances thereto and all easements, rights and appurtenances relating to the foregoing.

"Material Adverse Effect" means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (i) is, or would reasonably be expected to be, materially adverse to the business, assets, Liabilities, condition (financial or otherwise), results of operations or prospects of the Group Companies, taken as a whole, or (ii) materially impairs, or would reasonably be expected to materially impair, the ability of the Sellers to consummate or prevent or materially delay any of the transactions contemplated by this Agreement or the Ancillary Documents.

"Owned Real Properties" means all real properties owned by the Target Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of properties heretofore or hereafter located thereon or appurtenances thereto, and all easements, rights and appurtenances relating to the foregoing.

"Person" means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority and any successor of any of the foregoing by merger or otherwise.

"Related Person" means, with respect to any specified Person, (i) any Affiliate of such specified Person or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who is or has been within the past two (2) years a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family Member of a Person specified in clause (ii); or (iv) any other Person who, individually or together with any Affiliate of such other Person and such other Person's Immediate Family Member, holds more than 5% of the existing voting equity or ownership interest in such specified Person.

"Representatives" means, with respect to any Person, such Person's officers, directors, principals, employees, agents, auditors, consultants, investment bankers and other representatives.

"Returns" means any return, declaration, report, statement, information statement and other document filed or required to be filed relating to Taxes.

"Subsidiary" means, with respect to any Person, any other Person Controlled by the first mentioned Person directly or indirectly through one or more intermediate Persons.

"Taxes" means (i) all federal, state, local, foreign and other net, gross receipts, gross sales, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from failure to file any returns), together with any interest, any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for the payment of amounts described in (i), whether on account of a transferee liability, as a member of an affiliated, consolidated or unitary group for any period or by operation of law or otherwise; and (iii) any liability for the payment of amounts described in (i) or (ii) to the extent arising from any tax sharing, tax indemnity or tax allocation agreement or any other agreement, express or implied, to indemnify any other Person.

"Transaction Expenses" means the aggregate amount of all fees and expenses incurred or paid by or on behalf of the Group Companies or otherwise arising in connection with the sale of the Target Shares or with the negotiation, drafting, execution or performance of this Agreement or the Ancillary Documents which the Group Companies are legally obligated to pay or have paid (including any such costs and expenses incurred by or on behalf of the Warrantors), including (i) all fees and expenses of legal counsel, counsel, consultants, investment bankers, accountants, auditors and any professional in connection with the transactions contemplated by this Agreement; (ii) any costs and expenses in connection with necessary or appropriate waivers, consents or approvals of any governmental authorities or third parties in connection with the transactions contemplated by this Agreement; (iii) any costs or expenses relating to obtaining the releases and terminations of any Encumbrance in connection with the transactions contemplated by this Agreement; (iv) all broker's, finder's or similar fees in connection with the transactions contemplated by this Agreement; and (v) any change of control payment, bonus, severance, termination or retention obligations or similar amounts payable or due in the future by the Target Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, including any Taxes payable with respect thereto.

"Incentive Plans" shall include the Equity Incentive Plans, Performance Incentive Plans and other stock options granted to the senior executives of the Group Companies.

"Share Incentive Plan" means the Share Incentive Plan approved by the Seller's Shareholders and the board of directors of the Company in June 2019.

"Performance Incentive Plan" means the Performance Incentive Plan approved by the Seller's Shareholders and the board of directors in June 2019.

Section 1.2            Interpretations

(a)               Headings and Clause headings used in this Agreement are inserted for convenience and reference only and shall not affect the meaning or interpretation of the text of this Agreement.

(b)               "Including" and similar expressions are without limitation, and shall be construed as "including without limitation".

(c)               All exhibits and schedules shall constitute an integral part of this Agreement. Any reference to this Agreement includes its exhibits.

(d)               Unless otherwise specified, any reference to the relevant laws and regulations in this Agreement includes a reference to such relevant laws and regulations as amended, modified, supplemented or restated from time to time hereafter.

Articles II

Purchase and Sale

Sections 2.1         Purchase and Sale of the Target Shares

In accordance with the terms and subject to the conditions hereof, (i) the Sellers agrees to sell, transfer and deliver to the Buyer, free and clear of any and all Encumbrances, a total of 21,321,962 Target Shares in accordance with the number of the Target Shares as set forth in the column titled "Number of Transferred Shares" of Exhibit A, and the Buyer shall purchase and accept from the Sellers such Target Shares in accordance with Exhibit A; (ii) in consideration of the transfer by the Sellers of such Target Shares, the Buyer agrees to pay to the Sellers a total of RMB 100,000,000 or the equivalent amount in US Dollars calculated based on the relevant provisions of this Agreement (the "Purchase Consideration") in the amount as set forth in the column titled "Consideration for transfer (RMB)" of Exhibit A (the transactions contemplated hereby, the "Proposed Transaction").

Sections 2.2         Deposit

(a)               The Buyer shall pay to the Sellers an amount of RMB 10,000,000 (in a total amount of RMB 20,000,000) in two installments, each of (i) on or before July 31, 2022 and (ii) on or before August 15, 2022, as a deposit for the Proposed Transaction as calculated by the central exchange rate for converting US Dollars into RMB or HK Dollars as published by the People's Bank of China on the date immediately preceding the date of each payment (if such date is not a Business Day, then the Business Day immediately preceding such date) (both payments collectively, the "Deposits"), which can be used to offset the consideration payable by the Buyer at the Closing.

(b)               If the Closing of the Proposed Transaction fails to take place on December 31, 2022 (the "Long Stop Date") or this Agreement is terminated early, the Buyer shall be entitled to request the Sellers to refund the Deposits within fifteen (15) Business Days after the Long Stop Date or the early termination date.

Sections 2.3         Closing

(a)               The sale and purchase of the Shares shall take place remotely via the exchange of documents and signature pages at closing (the "Closing") which shall be the third Business Day following the satisfaction or waiver of all the conditions precedent to the Parties' obligations set forth in Article 6 (other than those conditions that by their terms are to be satisfied only at or on the date of the Closing, but subject to the satisfaction or waiver of such conditions) to the extent permitted by applicable laws, or at such other place or at such other time or on such other date as the Buyer and the Sellers may mutually agree in writing. The day on which the Closing takes place shall be the "Closing Date". At the Closing:

(i)                 The Buyer shall

(A)             Pay or cause to be paid to the Sellers the equivalent of RMB70 million (i.e. RMB100 million Purchase Consideration minus the Indemnity Escrow Amount minus the deposit of RMB20 million) in U.S. Dollar calculated according to the intermediate exchange rate between U.S. Dollar and Renminbi as published by the People's Bank of China on the date immediately prior to the Closing Date (or the Business Day immediately preceding such date, if such date is not a Business Day); and

(B)              Deposit or cause to be deposited by wire transfer the Indemnity Escrow Amount into an account of the Escrow Agent to be managed and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement;

(ii)              The Sellers shall

(A)             Deliver to the Company for cancellation and revocation the certificates representing their AIH Shares;

(B)              Deliver to the Buyer an instrument of transfer, duly executed by the Sellers, transferring the Shares to the Buyer (the "instrument of transfer");

(C)              Deliver to the Buyer resignations of certain directors of the Target Company, including Ms. Ding Wenting, Mr. Zhou Yitao, Ms. Hu Qing, Ms. Cathy Peng, Mr. Xue Hongwei and Mr. Tsang Eric Chi Wai, which are satisfactory to the Buyer; and

(D)             Deliver to the Buyer other agreements, documents or certificates required to be delivered in accordance with this Agreement, including all documents evidencing the release of the equity pledges held by the relevant equity pledgees over the equity interests in Dragon Jade Holdings Limited, Peng Oi Investment (Hong Kong) Holdings Limited and Peng Yida Business Consulting (Shenzhen) Co., Ltd., the subsidiaries of the Target Company.

(iii)            The Company shall

(A)             Deliver to the Buyer a scanned copy of the register of members of the Target Company, certified by the registered agent of the Target Company to be true and complete at the Closing, reflecting the Buyer as the holder of the Shares; and

(B)              Deliver to the Buyer a scanned copy of the share certificate reflecting the Buyer as the holder of the Shares, the original of which shall be delivered to the Buyer at the address given in Section 9.4 within five (5) Business Days following the Closing.

(b)               Unless otherwise provided, all payments under this Agreement shall be made in U.S. Dollars by wire transfer of immediately available funds to such account as the payee shall specify to the payer, such account to be designated by the payee at least three (3) Business Days prior to the relevant payment date.

(c)               Each of the Buyer, the Target Company and any other withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any payment due pursuant to this Agreement such amounts as may be required to be deducted or withheld from such payment under local or foreign Tax law; provided, however, that the Buyer shall use commercially reasonable efforts to (i) notify the Sellers in advance of any deduction or withholding made under this Section 2.3 at least five (5) Business Days in advance, and (ii) cooperate with the Sellers to minimize any applicable deduction or withholding. Any amounts so deducted or withheld shall be promptly paid to the appropriate Governmental Authority, and shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts should otherwise be entitled. The Sellers shall, if reasonably requested by the Buyer, provide the Buyer with tax forms and other documents as may be necessary to effect any exemption or reduction of such deduction and withholding and to ensure the authenticity and validity of such tax forms and documents.

Articles III

Representation and Warranties of the Warrantors

Except as otherwise stated in the Disclosure Schedule attached to this Agreement (collectively, the "Disclosure Schedule") and subject to Section 7.2, the Warrantors jointly and severally hereby represent and warrant to the Buyer as follows:

Section 3.1            Organization and Qualification

(a)               Each of the Sellers is a corporation duly organized, validly existing and in good standing under the Laws of British Virgin Islands and has full corporate power and authority to own, lease and operate its properties and to carry on its business. Each Group Companies is (i) a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation set forth in Section 3.1 (a) of the Disclosure Schedule and has full corporate power and authority to own, lease and operate its properties and to carry on its business, and (ii) duly qualified or licensed (if required) to do business, and in good standing in each such jurisdiction.

(b)               The Sellers shall have made available to the Buyer complete and correct copies of the certificates of incorporation, articles of association or similar constitutional documents of each Group Companies, each to the most recent amended version. Such certificates of incorporation, articles of association or similar constitutional documents are in full force and effect. None of the Group Companies is in violation of any provision of its certificate of incorporation, articles of association or similar constitutional documents. The books of account and minute records of the Group Companies which have been made available to the Buyer for its inspection prior to the date of this Agreement are true and complete.

Section 3.2            Authority

Each of the Target Company and the Sellers possesses full corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby by the Target Company and the Sellers have been duly and validly authorized by all necessary corporate actions. This Agreement and each Ancillary Document to which the Target Company or the Sellers will be a party (upon execution) have been duly executed and delivered by the Target Company or the Sellers, and assuming the due execution and delivery by the other parties hereto and thereto, this Agreement and each Ancillary Document to which the Target Company or the Sellers will be a party (upon execution) constitute legal, valid and binding obligations of the Target Company or the Sellers enforceable against the Target Company or the Sellers in accordance with their respective terms.

Section 3.3            No Conflicts; Required Filings and Consents

(a)               The execution, delivery and performance of this Agreement and each Ancillary Document to which the Target Company or the Sellers will be a party, and the consummation of the transactions contemplated hereby and thereby by the Target Company and the Sellers do not and will not:

(i)                 Conflict with or violate the certificate of incorporation or bylaws or similar constitutional documents of the Sellers or the Group Companies;

(ii)              Conflict with or violate any Laws applicable to the Sellers or the Group Companies or any of their assets; or

(iii)            Result in any breach of, constitute a default (or event which with notice or lapse of time or both would constitute a default), require the consent of or notice to any Person (other than the third party consents as set forth in Exhibit D), give to another Person any rights of termination, amendment, modification, acceleration or cancellation, allow the imposition of any fees or penalties, require any payment or redemption, result in any increased, secured, accelerated or additional rights or interest in any Person or adversely affect any rights of the Sellers or the Group Companies or result in the creation of any Encumbrance on any of the properties, assets or rights of the Sellers or the Group Companies under any note, bond, mortgage, agreement, license, permit, instrument, obligation or other contract to which the Sellers or the Group Companies is a party or by which any of them or any of their respective properties, assets or rights are bound or affected.

(b)               None of the Sellers or the Group Companies is required to submit, seek or obtain any notice, authorization, approval, order, license or consent from any Governmental Authority in connection with the execution, delivery and performance by the Target Company or the Sellers of this Agreement and each Ancillary Document to which the Target Company or the Sellers will be a party, or the consummation of the transactions contemplated hereby or thereby or to prevent the termination of any right, privilege, license or qualification of the Group Companies except for any merger control filings required under PRC anti-trust laws.

Section 3.4            Target Shares

The Sellers are the record and beneficial owners of the applicable Shares as listed in Exhibit A. Except as disclosed in Section 3.4 of the Disclosure Schedule, the Shares are free and clear of all Encumbrances. The Sellers have the right, authority and power to sell, assign and transfer the Shares to the Buyer. Upon delivery of the share certificates to the Buyer at the Closing and payment by the Buyer of the Purchase Consideration, the Buyer shall acquire good, valid and marketable title to the Shares, free and clear of all Encumbrances other than Encumbrances created by the Buyer.

Section 3.5           Capital Structure

The authorized share capital of the Target Company consists of 1,500,000,000 ordinary shares, of which 92,116,947 ordinary shares are issued and outstanding. Section 3.5 of the Disclosure Schedule sets out, in respect of each Subsidiary of the Target Company, (a) the amount of authorized share capital or other equity or ownership interest; (b) the amount of and the record and beneficial owner of its issued share capital or other equity or ownership interest; and (c) nominee or entrusted shareholding arrangements. Other than the Target Shares and as set out in Section 3.5 of the Disclosure Schedule, no Group Companies have issued or agreed to issue any (a) share capital or other equity or ownership interest; (b) options, warrants or interests convertible into, exchangeable for or exercisable to purchase share capital or other equity or ownership interest; (c) stock appreciation rights, phantom stock, ownership or income interests in or other equity equivalents or equity-based awards or rights of the Target Company or any of its Subsidiaries; or (d) bonds, debentures or other indebtedness entitled to vote or convertible or exchangeable securities entitled to vote. Each issued share capital or other equity or ownership interest of each Group Companies has been duly authorized, validly issued and fully paid without other fees, and in the case of each of its Subsidiaries, except as set out in Section 3.5 of the Disclosure Schedule, each such share or equity or ownership interest is owned by the Target Company or another Subsidiary, free and clear of any Encumbrance. Each nominee or entrusted shareholding arrangement is valid, enforceable and undisputed. The Target Company or its Subsidiaries have offered, sold and delivered all such shares or other equity or ownership interests in compliance with all applicable securities laws. Except as set out in Section 3.5 of the Disclosure Schedule and save for the rights granted to the Buyer under this Agreement, the Group Companies have no outstanding obligations or plans to issue, sell, or transfer, or repurchase, redeem or otherwise acquire, the issued or unissued share capital or other equity or ownership interests of any Group Companies or relating to the holding, voting or disposal of such or restricting the transfer thereof. No share capital or other equity or ownership interest in the Target Company or any of its Subsidiaries has been issued in violation of any right, agreement, arrangement or commitment under applicable Law, the certificates of incorporation or articles of association or similar constitutional documents of the Target Company or any of its Subsidiaries, or any contract to which the Target Company or any of its Subsidiaries is a party or by which it is bound.

Section 3.6            Equity Interests

Other than the Subsidiaries listed in Section 3.5 of the Disclosure Schedule, none of the Target Company or any of its Subsidiaries owns, directly or indirectly, any shares, equity interest, partnership, membership or similar interest or any interest convertible into or exercisable or exchangeable for any such shares, equity interest, partnership, membership or similar interest in any Person or has any present or future obligations to establish, participate in, fund, loan, make capital contribution to or other investment in any Person or have any liability or obligation.

Section 3.7            Financial Statements; No Undisclosed Liabilities

(a)               True and complete copies of (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2019, December 31, 2020 and December 3, 2021 and their related audited consolidated statements of income, shareholders' equity and cash flows, together with all related notes and schedules thereto and the reports of the Seller's independent auditors (the "Financial Statements") and (ii) the unaudited consolidated balance sheet of the Group Companies as of March 31, 2022 and the related unaudited consolidated statements of income, shareholders' equity and cash flows of the Group Companies (collectively, the "First Quarter Financial Statements"), which are attached as Section 3.7 (a) of the Disclosure Schedule. Each of the Financial Statements and the First Quarter Financial Statements (i) is correct and complete in all material respects, (ii) has been prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as otherwise indicated in the Financial Statements and the First Quarter Financial Statements), and (iii) fairly presents the consolidated financial condition, results of operations and cash flows of the Group Companies as of the respective dates and for the respective periods indicated therein, except as otherwise indicated in the Financial Statements and the First Quarter Financial Statements, and in the case of the First Quarter Financial Statements, is subject to normal and recurring year-end adjustments and the absence of footnotes, except that such adjustments would not, individually or in the aggregate, have a material effect.

(b)               Except as fully provided for or reserved against in the audited consolidated balance sheet of the Group Companies as of December 31, 2021 (such balance sheet, together with all related notes and schedules thereto, is collectively referred to as the "Balance Sheet"), no Group Companies has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether or not required by IFRS to be reflected in a consolidated balance sheet of the Group Companies or disclosed in the notes thereto.

(c)               The books of account and financial records of the Group Companies are true and accurate, and have been prepared and maintained in accordance with good accounting practices.

(d)               The Group Companies have implemented and maintained a system of internal accounting controls sufficient to provide reasonable assurance (i) that the financial reporting is reliable, (ii) that transactions have been recorded as necessary to permit the Group Companies to prepare the Financial Statements, and (iii) that violations of anti-corruption, sanctions or export control Laws will be prevented, detected and obstructed. There has been no fraud in the past three (3) years involving management or other employees of the Group Companies who play a significant role in internal financial reporting matters, whether or not material.

Section 3.8            No Certain Changes or Events

Since December 31, 2021 (the "Balance Sheet Reference Date"): (a) the Group Companies have conducted their business only in the ordinary course consistent with past practice; (b) there has been no change, event or development or potential change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (c) no Group Companies has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets; and (d) no Group Companies has taken any action after the date hereof that would constitute a violation of any covenant set forth in Section 5.1.

Section 3.9            Compliance; Permits

(a)               The Group Companies are in compliance in all respects with all Laws applicable to them. Except as set forth in Section 3.9 (a) of the Disclosure Schedule, none of the Group Companies or any of their executive officers has in the past received or had reason to receive any notice, order, complaint, or other communication from any Governmental Authority or any other Person indicating that the Group Companies have not complied in any material respect with any Law applicable to them.

(b)               The Target Company and/or the U.S. Depositary Shares listed by it satisfy in all respects the requirements and rules of the stock exchanges (s) on which it is listed, including the NASDAQ Global Market.

(c)               The Group Companies have all necessary permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority to own, lease and operate their properties and to carry on their Business (the "Permits"). The Group Companies are in compliance with all such Permits. No suspension, cancellation, modification, revocation or non-renewal of any Permit is pending and, to the Seller's Knowledge, is threatened. The Group Companies will continue to be entitled to the use and benefit of all Permits after the completion of the transactions contemplated in this Agreement. No Permits are held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Target Company or any of its Subsidiaries.

Section 3.10        Ltigation

Except as described in Section 3.10 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Sellers, threatened against the Group Companies or any of the material properties or assets of the Group Companies or any of the officers of the Group Companies and there are no facts or basis which would give rise to any such Action. There is no pending or, to the Knowledge of the Sellers, threatened Action seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Documents. There is no order, writ, judgment, injunction, decree, determination or ruling of or investigation pending or, to the Knowledge of the Sellers, threatened by any Governmental Authority relating to the Group Companies, any of their respective properties or assets or any of their respective officers or directors or to the transactions contemplated by this Agreement or the Ancillary Documents. Except as described in Section 3.10 of the Disclosure Schedule, there is no Action pending or that has been commenced in preparation for commencement by a Group Companies against any other Person.

Section 3.11        Employee Benefit Plans and Social Insurance

(a)               Section 3.11 (a) of the Disclosure Schedule sets forth a true and complete list of all Employee Benefit Plans, Social Security, housing funds and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements and all employment, termination, severance or other contracts or agreements to which a Group Companies is a party and under which a Group Companies has or may have any obligation or which are maintained, contributed to or sponsored by a Group Companies for the benefit of the Target Company or any of its current or former employees, officers or directors;

(b)               Each plan referred to in Section 3.11 (a) is in writing. The Sellers have provided to the Buyer with a true and complete copy of each such plan and has delivered to the Buyer true and complete copies of each material document (if any) relating to each such Plan;

(c)               Each plan is and has at all times been operated in all respects in accordance with its terms and the requirements of all applicable Laws. The Group Companies have performed all obligations which it is required to perform and are not in default or violation in any respect under any plan nor are the Sellers aware of any such default or violation by any other party to any plan. All amounts payable by the Group Companies in respect of any social insurance and housing funds have been fully paid on or before their due dates; and all such amounts payable by any employees of the Group Companies in respect of any social insurance and housing funds have been withheld and paid in accordance with the Laws, and neither the Governmental Authorities nor such employees have raised any challenge or objection with respect to such withholding and payment. The Company has withheld and paid the individual income tax on the salaries of its employees in accordance with the law. Other than ordinary course claims for benefits, there is no Action pending or, to the Knowledge of the Sellers, threatened with respect to any Plan, nor is there any fact or event likely to give rise to any such threatened Action.

Section 3.12        Labor and Employment Matters

(a)               None of the Group Companies is a party to any labor or collective bargaining contract with respect to the employees of the Target Company or any of its Subsidiaries. There is no organization campaign or collective bargaining arrangement pending or in progress for collective discussions with any labor groups or employees of the Target Company or any of its Subsidiaries which could affect the Target Company or any of its Subsidiaries in the past five years. There are no pending or, to the Knowledge of the Sellers, threatened labor disputes, strikes, disputes, slowdowns, work stoppages or lockouts against or affecting the Target Company or any of its Subsidiaries in the past five years, and there is no basis for any of the foregoing. Neither the Target Company nor any of its Subsidiaries is in violation of or failing to comply with any collective bargaining or trade union contract. There are no pending or, to the Knowledge of the Sellers, threatened union grievances or union representation concerns involving the employees of the Target Company or any of its Subsidiaries.

(b)               The Group Companies are, and have been during the past five years, in compliance in all material respects with all provisions of any Law regarding labor management, and have not been subject to any penalty imposed by the labor management authority due to violation of Laws and regulations regarding labor management. There are no material employment disputes involving the Group Companies for failure to pay remuneration or compensation or social insurance or otherwise to any employee, and there are no outstanding accidents and injuries to any employee and no outstanding compensation liability or notice of claim arising from the termination of any employment or service contract.

(c)               The Group Companies have withheld and paid to the appropriate Governmental Authorities or are holding for payment not yet due and owing to such Governmental Authorities all amounts required to be withheld from employees of the Target Company or any of its Subsidiaries, and the Group Companies are not liable for any arrears of wages, Taxes, penalties or other amounts for non-compliance with any applicable Law relating to the employment of labor. The Group Companies have paid in full to all of their respective employees or adequately accrued for in accordance with IFRS all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(d)               None of the Group Companies is a party to or otherwise subject to any order of or referenced by any Governmental Authority relating to employee or employment practices. In the past five years neither the Group Companies nor any of their senior officers has received any notice from any Governmental Authority in charge of the enforcement of employment laws regarding conducting an investigation relating to the Target Company or any of its Subsidiaries, and to the Seller's Knowledge there is no such investigation in progress.

(e)               No adverse change in employee relations has resulted from, nor are the Sellers expecting nor has any reason to believe that it will result in, any adverse change in employee relations. To the Seller's Knowledge, no current key employee or officer of the Target Company or any of its Subsidiaries intends or expects to terminate his or her employment relationship with such entity after the completion of the transactions contemplated in this Agreement.

(f)                Each Group Companies has entered into lawful and valid confidentiality agreements and non-competition agreements with its key employees and officers, and none of the employees of the Group Companies is subject to any confidentiality, non-competition, Intellectual Property ownership and other restrictions agreed by a former employer or other third party, nor is any former employer claiming for any liability for unfair competition or other violations of laws.

Section 3.13        Title, Sufficiency and Condition of Assets

(a)               The Group Companies have good and valid title to, or a valid leasehold interest in, all of its assets, including all assets reflected on the balance sheet or acquired since the balance sheet reference date in the ordinary course of business. The assets owned or leased by the Group Companies constitute all of the assets that are required for the Group Companies to conduct their respective business as currently conducted. None of the assets owned or leased by the Target Company or any of its Subsidiaries are subject to any Encumbrance.

(b)               All tangible assets owned or leased by the Target Company or its Subsidiaries have been maintained in accordance with generally accepted industry practice in all material respects, are in good operating condition and repair in all material respects, ordinary wear and tear excepted, and are adequate for the purposes for which they are currently used.

This Section 3.13 does not relate to real properties or interests in real properties (such items are the subject of Section 3.14) or Intellectual Properties (such items are the subject of Section 3.15).

Section 3.14        Real Properties

(a)               Section 3.14 (a) of the Disclosure Schedule sets forth a true and complete list of all Owned Real Properties and all Leased Real Properties. Each Group Companies has (i) good and marketable absolute hereditary title to all Owned Real Properties and (ii) good and marketable leasehold interests in all Leased Real Properties, in each case, free and clear of all Encumbrances. No parcel of Owned Real Properties or Leased Real Properties is subject to any governmental decree or order requiring the sale and is or, to the Knowledge of the Sellers, is being condemned, expropriated, rezoned or otherwise taken by any public authority, with or without compensation, and no such condemnation, expropriation or taking has been proposed. All leases of the Leased Real Properties, and all amendments and modifications thereto, are in full force and effect, and there is no default under any such lease by the Target Company, any of its Subsidiaries or any other party thereto, nor is there any event which, with the giving of notice, lapse of time or both, would constitute a default thereunder by the Target Company, any of its Subsidiaries or any other party thereto. All leases of the Leased Real Properties shall remain valid and binding after the Closing in accordance with their terms.

(b)               There are no contractual or legal restrictions that preclude or limit the ability of the Target Company or any of its Subsidiaries to use or propose to use any Owned Real Properties or Leased Real Properties. There are no material latent defects or material adverse physical conditions affecting the Owned Real Properties or the Leased Real Properties. All hospitals, clinics, warehouses, distribution centers, structures and other buildings located on either the Owned Real Properties or the Leased Real Properties are adequately maintained and in good operating condition and repair and as appropriate for the needs of the business of the Group Companies as currently conducted.

Section 3.15        Intellectual Properties

(a)               Section 3.15 of the Disclosure Schedule sets forth a true and complete list of all registered and material unregistered Trademarks, Patents and registered and filed Copyrights owned (in whole or in part) by or exclusively licensed to the Group Companies, including any pending applications to register any of the foregoing Trademarks, Patents and Copyrights, and indicating whether such Trademarks, Patents and Copyrights are owned by or exclusively licensed to a Group Companies.

(b)               None of the registered Trademarks listed in Section 3.15 of the Disclosure Schedule is involved or is currently involved in any proceeding such as withdrawal, rejection, opposition, cancellation, invalidation or cancellation, nor is any such proceeding, to the Knowledge of the Sellers threatened in respect of any such Trademarks. None of the Patents listed in Section 3.15 of the Disclosure Schedule is involved or is currently involved in any proceeding such as withdrawal, rejection, opposition, invalidation or termination, nor is any such proceeding, to the Knowledge of the Sellers threatened in respect of any such patent.

(c)               The Group Companies exclusively own all the Intellectual Properties listed in Section 3.15 of the Disclosure Schedule and all other Intellectual Properties used in the business of the Group Companies, free and clear of any Encumbrances, with the exception of those Intellectual Properties licensed to the Group Companies by third party licensors pursuant to written license agreements which remain in force and effect. None of the Group Companies has received any notice or claim contesting the ownership (in whole or in part) of any of the Intellectual Properties owned by the Group Companies and, to the Knowledge of the Sellers, there is no reasonable basis upon which any Group Companies does not own any such Intellectual Properties.

(d)               The Group Companies have taken all reasonable steps in accordance with standard industry practice to protect their rights in their Intellectual Properties and have at all times maintained confidential all information constituting trade secrets of the Group Companies. All current and former employees, consultants and contractors of the Group Companies have executed and delivered a confidentiality and assignment of proprietary information agreement substantially in the standard forms of the Target Company.

(e)               All registered Trademarks, granted Patents and registered Copyrights listed in Section 3.15 of the Disclosure Schedule (the "Company's Registered Intellectual Properties ") are valid and subsisting and, to the Knowledge of the Target Company and the Sellers, enforceable. None of the Group Companies has received any notice or claim contesting the validity or enforceability of any of its Registered Intellectual Properties or alleging any misuse of such Registered Intellectual Properties. There has been no action or omission by the Group Companies (including any failure to pay any application, examination, publication, registration and maintenance fees, annuity and similar fees associated with patent applications, and any failure to disclose any known material prior art) that could reasonably be expected to result in the abandonment, revocation, forfeiture, disclaimer, invalidity or unenforceability of a Group Companies's Registered Intellectual Properties.

(f)                Neither the development, manufacture, sale, distribution or other commercial exploitation of its products nor the provision of any services by or on behalf of the Group Companies nor all other activities or operations of the Group Companies infringes, misappropriates, violates or dilutes, or constitutes the unauthorized use of, any Intellectual Properties of any third party. No Group Companies has received any notice or claim alleging or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be or have occurred or may have occurred or to the Knowledge of the Target Company and the Sellers, there is no reasonable basis for the existence of the foregoing. None of the Intellectual Properties owned or licensed to a Group Companies is subject to any outstanding order, judgment, decree, stipulation or agreement. To the Knowledge of the Sellers, no third party has materially misappropriated, infringed, diluted or violated any Intellectual Properties owned by or exclusively licensed to a Group Companies.

(g)               None of the Group Companies has transferred ownership or granted any exclusive license to any material Intellectual Properties. Upon completion of the Closing, the Buyer shall succeed to all material Intellectual Properties necessary for the conduct of the business of the Group Companies as presently conducted and as proposed to be conducted, and all such rights shall be exercisable by the Buyer to the same extent as the Group Companies prior to the Closing. There is no potential, pending or reasonably foreseeable loss of or expiration of period with respect to any of the material Intellectual Properties used by any Group Companies in the conduct of its Business.

(h)               The execution, delivery, and performance of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby by the Sellers, will not give rise to any third party's right to terminate or reprice or otherwise modify any right or obligation of the Group Companies under agreements relating to the licensing or licensing of Intellectual Properties to which a Group Companies grants or is granted any rights in or to an Intellectual Properties.

(i)                 The Group Companies (i) are taking, directly or indirectly, reasonable measures to ensure the confidentiality, privacy and security of customers, employees and other confidential information and (ii) are complying with laws, orders and codes of practice relating to data protection, privacy or similar requirements of any jurisdiction with respect to any data processed by the Group Companies.

Section 3.16        Taxes

(a)                All tax returns and reports required to be submitted in relation to the Taxes of the Group Companies have been submitted in a timely manner (the Taxes of the Target Company include the Taxes of the Target Company themselves and the Taxes that the Target Company, as withholding agents, are obligated to withhold);

(b)               All Taxes required to be shown on such tax returns and reports or otherwise due have been paid on time, and the Taxes accrued for the balance sheet fully reflects all Tax liabilities of the Group Companies that have occurred but are not yet due for payment;

(c)               All such returns and reports are true, accurate, complete and not misleading in all material respects, and there are no untrue and material errors in respect of the payable taxes, applicable tax rates and permitted pre-tax deductibles contained in such returns and reports;

(d)               No tax authorities have formally or informally proposed any adjustment to such returns and there is no basis for any such adjustment;

(e)               There is no pending or threatened litigation or administrative proceedings against the Target Company or any of its Subsidiaries relating to any Tax-related investigation, audit, assessment or collection;

(f)                Neither the Target Company nor any of its Subsidiaries has carried out any transaction or entered into any contract for purpose of unlawful Tax evasion;

(g)               The Group Companies have withheld and paid all Taxes required by Applicable Laws to withhold and pay in respect of any amounts paid or to be repaid to any employee, independent contractor, creditor, stockholder or other Person;

(h)               Neither the Target Company nor any of its Subsidiaries has violated the transfer pricing provisions of applicable tax laws and regulations since its incorporation; the arm's length principle is complied with in all transactions between the Group Companies and Affiliates;

(i)                 No increase in taxable income or reduction in deductibles during a taxable period after Closing will result in a change in accounting method occurring prior to Closing, instalment payments and outstanding transactions prior to Closing or Tax elections prior to Closing; and

(j)                 All tax or other financial benefits obtained by the Group Companies are obtained in compliance with Applicable Laws and will continue to be in full force and effect, unless the relevant Laws have changed.

Section 3.17        Environment Matters

(a)               The Group Companies are and have been in compliance with all applicable Environmental Laws. None of the Target Company, any of its Subsidiaries or any of its senior managerial personnel has received any notice, request for information, communication or complaint from any Governmental Authority or other Person during the past five years, alleging that the Target Company or any of its Subsidiaries has any liability under any Environmental Laws or is not in compliance with any Environmental Laws, and there is no basis for the foregoing circumstances.

(b)               There is no investigation pending or to the Seller's Knowledge threatened by any Governmental Authority, nor is there any Action pending or to the Seller's Knowledge threatened relating to hazardous substances or otherwise under any Environmental Laws relating to the Target Company or any of its Subsidiaries.

(c)               The Group Companies is the holder of all environmental Permits and is and have been in compliance with such environmental Permits. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Laws or environmental Permits, or (ii) render any environmental Permit suspended, cancelled, modified, revoked or not renewed.

Section 3.18        Material Contracts

(a)               Except as set forth in Section 3.18 (a) of the Disclosure Schedule, none of the Group Companies is a party to or bound by any Contract (which, in the aggregate, is required to be listed in Section 3.18 (a) of the Disclosure Schedule, being a "Material Contract"):

(i)                 Any contract with respect to any broker, distributor, trader, manufacturer's representative, franchise, agency, continuing sales or purchase, promotion, market research, marketing, consulting or advertising;

(ii)              Any contract relating to indebtedness, guarantee or mortgage;

(iii)            Any contract under which the Target Company or any of its Subsidiaries provides funds to any Person, or makes any loan, capital contribution or other investment, or undertakes any liability or obligation;

(iv)             Any contract with any Governmental Authority;

(v)               Any contract with any Affiliated Person of the Target Company or any of its Subsidiaries;

(vi)             Any employment or consultancy Contract, other than employment Contracts covered under paragraph (v), involving in the aggregate future or potential liability in excess of RMB200,000;

(vii)          Any contract that limits or purports to limit the ability of the Target Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographical area or during any period of time, or the right of a Group Companies to sell or purchase from or engage any Person, or grants to the other Party or any third party "most favored nation" status or special discounts of any type;

(viii)        Any contract that requires a consent or otherwise contains a provision relating to a "change of control" or would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Documents;

(ix)             The leasing or leasing by the Target Company or any of its Subsidiaries, or the holding, use or provision for the use by any Person (other than the Target Company or any of its Subsidiaries) of (A) any real properties or (B) any tangible personal properties which involve, under clause (C), future or potential liabilities or accounts receivable in excess of the aggregate amount of RMB200,000;

(x)               Any contract for the sale and purchase of real properties or tangible personal properties with a value in excess of RMB200,000;

(xi)             Any contract giving or claiming indemnification from any Person in respect of any liability in respect of any present or former business of the Target Company, any of its Subsidiaries or any predecessor Persons;

(xii)          Any contract relating, in whole or in part, to any Intellectual Property rights;

(xiii)        Any contract relating to a joint venture, partnership, merger, assets or stock purchase or divestiture relating to the Target Company or any of its Subsidiaries;

(xiv)         Any hedging, futures, options or other derivative contracts;

(xv)           Any contract to purchase any debt or equity securities or other ownership interest of any Person or to issue or convert any obligation, instrument or security into debt or equity securities or other ownership interest of the Target Company or any of its Subsidiaries;

(xvi)         Any settlement contract relating to any administrative or judicial proceedings in the past five years;

(xvii)      Any contract that results in any Person holding a power of attorney relating to the Target Company or any of its Subsidiaries or any of their respective businesses in the Target Company or any of its Subsidiaries; and

(xviii)    Any other contract whether or not made in the ordinary course of business, if (A) involves future or potential liabilities or accounts receivable (as the case may be) in excess of RMB200,000 per annum or RMB400,000 during the current contract term; (B) has terms in excess of one year and cannot be cancelled by the Target Company or its Subsidiaries without payment of penalty or further payment and without 30 days' notice; or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Group Companies taken as a whole.

(b)               Each Material Contract is a legal, valid, binding and enforceable agreement, is in full force and effect, and, except as set forth in Section 3.18 (B) of the Disclosure Schedule, will continue in full force and effect on identical terms immediately following the Closing Date. None of the Target Company or any of its Subsidiaries, or to the Knowledge of the Sellers, any other party, is in breach or violation (with or without notice or lapse of time or both) in default under any Material Contract, nor has the Target Company or any of its Subsidiaries received any claim relating to such breach, violation or default. The Sellers have delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.19        Related Party Interests and Transactions

(a)               Except as set forth in Section 3.19 (a) of the Disclosure Schedule, none of the Sellers or any Affiliated Person of the Target Company or any of its Subsidiaries (i) owns or owned, directly or indirectly, any equity or other economic or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Target Company or any of its Subsidiaries or their business; (ii) owns or owned, directly or indirectly, any properties (real or personal, tangible or intangible) or any interest therein which is used or used by the Target Company or any of its Subsidiaries in or in connection with their business; (iii) has or has had any business dealing or economic interest in any transaction with the Target Company or any of its Subsidiaries or any transaction involving any assets or properties of the Target Company or any of its Subsidiaries, except for dealings or transactions in the ordinary course of business at prevailing market price and prevailing market terms; or (iv) is or has been employed by the Target Company or any of its Subsidiaries.

(b)               Except for this Agreement, there are no Contracts (including contracts in respect of billing, finance, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate management matters) entered into by and between the Target Company or any of its Subsidiaries on the one hand and any Affiliated Person of the Sellers or any of its Subsidiaries on the other hand, providing for such Affiliated Person to provide or receive any information, assets, properties, support or other services to or from the Target Company or any of its Subsidiaries.

(c)               There are no outstanding notes owing to, or accounts receivable from, or advances made by the Target Company or any of its Subsidiaries to, any Affiliated Person of the Sellers or the Target Company or any of its Subsidiaries, and none of the Target Company or any of its Subsidiaries is a debtor or creditor of or subject to any liability or other obligation of any nature to, any such Affiliated Person. Since the balance sheet reference date, except for the transactions contemplated under this Agreement and the Ancillary Documents, none of the Target Company or any of its Subsidiaries has incurred any obligations or Liabilities to, or entered into or agreed to enter into any transaction with or for the benefit of, any Affiliated Person of the Target Company or any of its Subsidiaries.

Section 3.20        Insurance

Section 3.20 of the Disclosure Schedule sets forth a true and complete list of all accident, directors' and officers' liability, general liability, product liability and all other types of insurance policies relating to the Target Company or any of its Subsidiaries, and the insureds and limits of liability of each such policy. All such policies are in full force and effect and do not apply without any material misrepresentations or omissions. All premiums in respect thereof have been paid when due. The Sellers have not received notice of cancellation, termination, reduction of coverage or material increase in premiums with respect to any such policy, nor to the Seller's Knowledge is any threatened. There is no claim involving an amount in excess of RMB 200,000 currently outstanding under any such policy.

Section 3.21        Privacy and Security

(a)               Each Group Companies is in compliance with (and requires and supervises the compliance of relevant third parties with) all applicable Laws relating to privacy or data security (including the Civil Code of the People's Republic of China, Personal Information Protection Law of the People's Republic of China, Data Security Law of the People's Republic of China, Law of the People's Republic of China on the Protection of Consumer Rights and Interests), and reputable industry practices, standards, autonomous rules and policies and their respective published, distributed and internal agreements and policies (consistent with reputable industry practices) (all the above are collectively referred to as "Privacy Laws")with respect to: (i) sensitive personal information such as personally identifiable information (including names, addresses, telephone numbers, email addresses, social security numbers, bank or credit card numbers), medical health information, and any special category of personal information regulated or covered thereby ("Personal Information") (including the personal information of visitors to the Target Company or its Subsidiaries' respective websites, suppliers, customers and distributors) regardless of whether any of such information is accessed or used by the Target Company or its Subsidiaries or any of their respective business partners; (ii) non-personally identifiable information (including the personal information of visitors to the Target Company or its Subsidiaries' respective websites, suppliers, customers and distributors) regardless of whether any of such non-personally identifiable information is accessed or used by the Target Company or its Subsidiaries or any of their respective business partners; (iii) spyware and adware; (iv) the purchase or placement of advertisements from reputable persons and websites; (v) internet searches relating to or using specific words or terms; (vi) the sending of solicited or unsolicited email messages; and (vii) general privacy.

(b)               The Group Companies have published on their respective websites all policies relating to the matters listed in Section 3.21 (a) in order to comply with the Privacy Laws. None of the Group Companies is using, collecting or receiving any Personal Information or sensitive non-personally identifiable information, or knows the identity or location of any specific Person as a result of receiving such Personal Information, or identifies or locates any specific Person.

Section 3.22        Customers and Suppliers

(a)               Section 3.22 (a) of the Disclosure Schedule sets forth a true and complete list of (i) the names and addresses of all material customers of the Group Companies (including the Sellers and their Affiliates) billed for each of such customers in an amount of RMB 200,000 or its equivalent or more in the twelve-month period ending on the date hereof, (ii) the amounts invoiced by each such customer during such period, and (iii) the percentage of sales to each such customer during such period relative to the consolidated total sales of the Group Companies. The Sellers have not received any notice nor does it have any reason to believe that any of such customers (including the Sellers and their Affiliates) (A) has ceased or materially reduced, or will cease or materially reduce, their use of the products or services of the Target Company or its Subsidiaries, or (B) has sought, or is seeking, a reduction in the prices to be paid for the services provided to the Target Company or its Subsidiaries. None of such customers has otherwise threatened to take any of the actions described in the preceding sentence as a result of the consummation of the transactions contemplated hereby.

(b)               Section 3.22 (b) of the Disclosure Schedule sets forth a true and complete list of (i) all material suppliers of the Group Companies (including the Sellers and their Affiliates) from whom the Group Companies ordered products or services for an aggregate purchase price of RMB 200,000 or more in the twelve-month period ending on the date hereof, and (ii) the amounts invoiced by each such supplier to the Group Companies during such period. The Sellers have not received any notice or has any reason to believe that there has been any material adverse change in the prices for such goods or services offered by any such suppliers (including the Sellers and their Affiliates) or that any such suppliers (including the Sellers and their Affiliates) will not at any time after the Closing Date sell goods or services to the Group Companies on substantially the same terms and conditions as they currently sell to the Group Companies, other than normal and customary price increases. None of such suppliers has threatened to take any of the foregoing actions as a result of the consummation of the transactions contemplated hereby.

Section 3.23        Anti-Money Laundering

The operations of the Group Companies have been and will at all times be in compliance with all anti-money laundering requirements of all applicable Governmental Authorities and any related or similar rules, regulations or guidelines promulgated, administered or enforced by them (collectively, the "Anti-Money Laundering Laws"), and no Anti-Money Laundering Law action, suit or proceeding has been brought by or before any court or Governmental Authority, agency or body or arbitrator involving the Group Companies or their employees or agents.

Section 3.24        Overseas Asset Control

(i) Neither any Group Companies nor any director, officer, employee, agent, affiliate or representative of any Group Companies is, or is controlled by one or more Sanctioned Persons (collectively, the "Sanctioned Persons"), (a) a target of the sanctions (including any person designated as a "Specially Designated National" or "Blocked Person") of any government of the United States (including the U.S. Department of the Treasury's Office of Foreign Assets Control or the U.S. Department of State) and of any sanctions administered or enforced by the United Nations Security Council, the European Union, the Department of Treasury of England or any other relevant authority or (b) located, incorporated or resident in, or acting as a government body or agent of, the countries, regions or territories sanctioned by foregoing authorities (including as at the date hereof Cuba, Iran, North Korea, Syria and Crimea). (ii) The Target Company represents and warrants that the Group Companies have not, have not and will not enter into any transaction or correspondence, directly or indirectly, in any country or region with any person who is then a Sanctioned Person.

Section 3.25        Anti-Corruption

Neither the Group Companies nor any person acting on its behalf has, directly or indirectly, (i) used funds or proceeds of sales for unlawful contributions, gifts, entertainment, or other expenses relating to foreign or domestic political activity, (ii) illegally paid corporate funds to foreign or domestic government officials or employees or to any foreign or domestic political party or campaign, (iii) failed to fully disclose any capital contribution made by the Group Companies or any person acting on its behalf, in violation of any applicable law, or (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the regulations or rules thereunder applicable or currently applicable to the Group Companies.

Section 3.26        Brokers

No broker, finder or investment banker is entitled to any broker's, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers, the Target Company or any of their Subsidiaries.

Section 3.27        Disclosure

Any representation or warranty of the Target Company or the Sellers contained in this Agreement or any of the Ancillary Documents, any information contained in any exhibit, certificate or other document delivered by or on behalf of the Target Company or the Sellers pursuant to this Agreement or any of the Ancillary Documents or in connection with the transactions contemplated hereby or thereby by the Target Company or the Sellers, and the disclosures made by the Target Company under U.S. securities laws and stock exchange rules, is true, accurate and complete, and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements, information or disclosures not misleading. The Target Company has timely filed all registration statements, prospectuses, reports, schedules, forms, statements or other documents (including exhibits and schedules thereto and all other information incorporated by reference) in accordance with U.S. securities laws and stock exchange rules.

Articles IV

Representations and Warranties of the Buyer

The Buyer hereby represents and warrants to the Sellers as follows:

Section 4.1            Organization

The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Hong Kong and has full corporate power and authority to own, lease and operate its properties and to carry on its business.

Section 4.2            Authority

The Buyer has the full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Documents to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate actions. This Agreement and the Ancillary Documents to which the Buyer is a party (upon execution) have been duly executed and delivered by the Buyer, and assuming the due execution and delivery by the other parties hereto and thereto, this Agreement and the Ancillary Documents to which the Buyer is a party (upon execution) constitute legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms.

Section 4.3            No Conflicts; Required Filings and Consents

(a) The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Documents to which the Buyer is a party, and the consummation by the Buyer of the transactions contemplated hereby and thereby, do not and will not:

(i)	Conflict with or violate the certificate of incorporation or by-laws of the Buyer;

(ii)	Conflict with or violate any Laws applicable to the Buyer; or

(iii)	Result in any violation, constitute a default (or event which with notice or lapse of time or both would become a default) or require the consent of any Person under any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which the Buyer is a party;

Except for any such conflict, violation, default or other event that would not, individually or in the aggregate, and would not reasonably be expected to materially impair the ability of the Buyer to consummate any of the transactions contemplated by this Agreement or the Ancillary Documents or prevent or materially delay such transactions.

(b) No notice, authorization, approval, order, permit or consent is required to be filed with, sought or obtained from any governmental authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Documents to which the Buyer is a party or the consummation by the Buyer of the transactions contemplated hereby or thereby, except for any merger control filings and ODI approval/filing procedures required under the antitrust laws of the PRC.

Articles V

Covenants

Section 5.1            Conduct of Business Prior to the Closing

Between the date hereof and the date of the Closing, unless the Buyer otherwise agrees in writing, the Group Companies shall, and the Sellers shall procure the Group Companies to, conduct their business only in the ordinary course of business consistent with past practice. The Group Companies shall, and the Sellers shall procure the Group Companies to, (i) preserve the business organization and assets of the Group Companies substantially intact; (ii) maintain the services of the current officers, employees and consultants of the Group Companies; (iii) preserve the current relationships of the Group Companies with customers, suppliers and other Persons with which the Target Company or any of its Subsidiaries has material business relationships; and (iv) maintain and maintain the assets and properties of the Group Companies in good repair and normal operating condition (ordinary wear and tear excepted). Between the date hereof and the date of the Closing, without the prior written consent of the Buyer, the Group Companies shall not, and the Sellers shall procure the Group Companies not to, directly or indirectly do or propose to do any of the following:

(a)               Amend or otherwise change the certificates of incorporation or articles of association or similar constitutional documents of the Group Companies;

(b)               Issue, sell, pledge, transfer, dispose of or otherwise deal with subject to any Encumbrance (i) any shares of capital stock of any Group Companies or any options, warrants, convertible securities or other rights to acquire any such shares or any other equity or ownership interests in the Target Company or any of its Subsidiaries or (ii) any property or assets of the Target Company or any of its Subsidiaries, other than sales or transfers of inventory in the ordinary course of business consistent with past practice;

(c)               Declare, set aside or pay any dividend or other distribution, whether in cash or in kind.

(d)               Reclassify, consolidate, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any share capital or other equity or ownership interests in, or any other change to, any of its capital structure;

(e)               Acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material assets or enter into any joint venture, strategic alliance, exclusive dealing, non-compete or similar contract or arrangement;

(f)                Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, reorganization, recapitalization or other reorganization of any Group Companies or otherwise alter the corporate structure of any Group Companies;

(g)               Incur any indebtedness or issue any debt security, or assume, guarantee, endorse or otherwise become liable for the obligations of any Person or make any loans or advances except in the ordinary course of business consistent with past practice; provided, however, that under no circumstances shall the Target Company or any of its Subsidiaries (i) incur, assume or guarantee any long-term debt obligations or (ii) make any optional voluntary repayment of any debt obligations;

(h)               Amend, waive, modify or agree to terminate any Material Contract or amend, waive, modify or agree to terminate the rights of the Target Company or any of its Subsidiaries thereunder, or enter into any Contract outside the ordinary course of business consistent with past practice;

(i)                 Adopt, establish, amend or terminate any employee incentive plan or agreement, program, policy, trust or other arrangement relating thereto or grant any shares, phantom shares or long term incentive awards (including options or cash awards);

(j)                 Authorize or commit to any capital expenditure for the Group Companies taken as a whole in excess of RMB200,000 individually or RMB400,000 in the aggregate;

(k)               Enter into any lease or renewal of lease of real or personal property involving a contractual term in excess of one year or individual lease obligations in excess of RMB200,000 per year;

(l)                 Increase the compensation paid or benefits provided for the directors, officers or employees of any Group Companies, or pay any severance or termination pay, or pay, loan or advance any amount to any director, officer or employee of any Group Companies, or formulate, adopt, enter into or amend any plan;

(m)             Enter into any contract with any Affiliate of the Target Company or any of its Subsidiaries;

(n)               Make any change in any accounting policy, except as required by generally accepted accounting principles;

(o)               Cancelled, compromised, waived or released any rights or claims other than in the ordinary course of business consistent with past practice;

(p)               Accelerate the collection or discounting of any accounts receivable, defer the payment of accounts payable or defer expenditures; reduce inventory or otherwise increase cash on hand;

(q)               Commence or settle any Action;

(r)                Take any action or knowingly fail to take any action that would make any representation or warranty made by the Sellers herein or in any Ancillary Document untrue in a material respect or result in a breach in a material respect of any covenant made by the Sellers herein or therein or that has had or would reasonably be expected to have a Material Adverse Effect; or

(s)                Announce the intention to enter into or enter into any formal or informal agreement or otherwise commit to do any of the foregoing.

Section 5.2            Exclusivity

The Target Company and the Sellers agree that, between the date hereof and the earlier date between the Closing Date and the termination of this Agreement, they shall not and shall take all necessary actions to ensure that none of their Subsidiaries or any of their Affiliates or representatives shall, directly or indirectly：

(a)               Solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) to directly or indirectly acquire or purchase all or any part of the share capital of or other equity or ownership interest in any Group Companies or assets of the Target Company or any of its Subsidiaries, (ii) to enter into any merger, consolidation or other business combination with respect to any Group Companies, or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving any Group Companies; or

(b)               Participate in any discussions, conversations, negotiations or other communications, or furnish any information to any other Person or cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Sellers shall immediately terminate and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any of the foregoing.

The Target Company and the Sellers shall promptly (but in any event within 24 hours) notify the Buyer in writing if any such quotation or offer, or any inquiry or other contact with any Person in connection therewith, is made. Any such notice to the Buyer shall specify in reasonable detail the identity of the Person making such quotation, offer, inquiry or other contact and the terms and conditions of such quotation, offer, inquiry or other contact. Without the prior written consent of the Buyer, the Target Company and the Sellers shall not, and shall cause each Subsidiary of the Target Company not to release any Person from, or waive any term of, any confidentiality or standstill agreement to which the Sellers or the Target Company or any of its Subsidiaries is a party.

Section 5.3            [Reserved]

Section 5.4            Cooperation Agreement

The Target Company shall, and the Target Company shall cause ADV to, perform the obligations of the Target Company and ADV under the Cooperation Agreement in a timely manner in all respects.

Section 5.5            Share Incentive Plan

Prior to the Closing Date, the Target Company shall, and the Sellers shall cause the Target Company to, change the enforcer of the Pengai Employees Trust established under the Share Incentive Plan from Dr. Zhou Pengwu to the Buyer's nominee(s).

Section 5.6            Restructuring of Onshore Entities

The Target Company shall, and the Sellers shall cause the Target Company to, complete the restructuring of the Target Company's Subsidiaries or Affiliates in the PRC as listed in Exhibit B and a series of related procedures and steps, and execute all related documents (including but not limited to equity transfer agreements, resolutions of shareholders' meetings, amendments to the articles of association, application for change in industrial and commercial registration and other related documents executed or adopted by the parties concerned in relation to such Subsidiaries or Affiliates) prior to the Closing Date, to enable the listed shareholders of such Subsidiaries or Affiliates to transfer their equity interest in the PRC to the Buyer's nominee(s) for nominal consideration.

Section 5.7            Public Announcements

On and after the date hereof through the Closing Date, the Parties shall consult with each other prior to the issuance of any press release or other public statement relating to this Agreement or the transactions contemplated hereby and no Party shall issue any press release or public statement without obtaining the written approval of the other Party, which approval shall not be unreasonably withheld, except as required to be disclosed pursuant to applicable Laws or an agreement to be entered into by any of the Parties hereto in connection with the transactions contemplated hereby.

Section 5.8            Notice of Certain Matters

The Target Company and the Sellers shall promptly notify the Buyer in writing of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would make any representation or warranty of the Target Company or the Sellers contained in this Agreement or any Ancillary Document (if made on or immediately after the occurrence of such event) untrue or inaccurate, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (iii) the failure of the Sellers, the Target Company, any of the Target Company's Subsidiaries or other Affiliates to observe or perform any of the covenants or agreements to be observed or performed by it hereunder, or any event or condition that results in such party's failure to perform any obligation hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required for the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, or (v) any pending or, to the Knowledge of the Sellers, threatened litigation against the Persons in connection with the transactions contemplated by this Agreement or the Ancillary Documents.

Section 5.9            Consents and Filings; Further Assurances

(a)               The Target Company, the Sellers and the Buyer shall use all commercially reasonable efforts to take or cause to be taken all appropriate actions, to take or cause to be taken all necessary, appropriate or advisable action under the applicable Laws or otherwise required to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Documents as soon as practicable, including (i) obtaining all consents, approvals, authorizations, qualifications and orders from the Governmental Authorities and other Persons necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, (ii) promptly filing all necessary documents and any other required documents hereafter in connection with this Agreement under the Anti-Monopoly Law of the PRC, the Laws relating to outbound investment in the PRC, or any other applicable Laws, and to obtain consents, approvals, filings and/or exemptions under the foregoing Laws, and (iii) withdrawal, lifting, opposing or reversal of any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) then in effect which enjoins, binds, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Documents.

(b)               The Sellers, the Warrantors and the Group Companies shall give necessary notices to third parties in a timely manner and use their best efforts to obtain third party consents (including the third-party consents set forth in Exhibit D).

(c)               The Sellers and the Warrantors covenant to continue to provide guarantee, security and mortgage until the natural maturity of the loan, obligation or any obligation of the Sellers or the Guarantor (the "Sellers' Guaranteed Obligations"). Upon maturity of the Sellers' Guaranteed Obligations, the Buyer undertakes to, and shall procure the Group Companies to, release the guarantee, security and mortgage provided by the Sellers and the Warrantors with respect to the Sellers' Guaranteed Obligations.

(d)               The Sellers agree that, following the Closing, the Sellers will cooperate with the Buyer and the Group Companies, if any consent, approval or authorization is required or desirable to be maintained by the Group Companies but is not obtained prior to the Closing, to obtain such consent, approval or authorization as promptly as practicable after the Closing in respect of any rights or benefits under any lease, license, commitment or other Contract to which a Group Companies is a party.

Section 5.10        Confidentiality

(a)               The Sellers shall not, and shall cause their Affiliates and the respective Representatives of them and their Affiliates not to, use for their own benefit or divulge or communicate to any third party any Confidential Information; provided, however, that the Sellers or their Affiliates may provide that portion (but only that portion) of the Confidential Information that the Sellers or their Affiliates reasonably determine it is legally obligated to disclose if (i) it receives a request to disclose all or any portion of the Confidential Information under a subpoena, civil investigative demand or order from a Governmental Authority; (ii) without prejudice to such request, it notifies the Buyer of the existence, terms and circumstances of such request and consults with the Buyer on the advisability of taking available steps under applicable Law to reject or narrow the advisability of such request; (iii) it uses its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded the Confidential Information disclosed; and (iv) such Confidential Information is disclosed to prevent the Sellers or such Affiliates from being held in contempt of court or subject to any other penalty imposed under applicable Law. For purposes of this Agreement, "Confidential Information" includes all information and data relating to the Target Company or its Subsidiaries or the transactions contemplated in this Agreement (other than data or information that is or becomes publicly available as a result of a breach of this Section).

(b)               With effect from the Closing Date, the Sellers hereby assign to the Buyer all right, title and interest of the Sellers (or their Affiliates or Representatives) in and to each Person (other than the Buyer and its Affiliates and Representatives) that enters into any confidentiality agreement or provides Confidential Information to it in connection with a Business Combination involving the Target Company or its Affiliates. From and after the Closing, the Sellers will take all actions reasonably requested by the Buyer to assist in carrying out the rights so assigned. The Sellers shall use their commercially reasonable efforts to cause any such Person to return to the Sellers any documents, texts, data or other materials constituting Confidential Information which are supplied to such Person in consideration of any such Business Combination.

Section 5.11        Non-Competition; Non-Solicitation

(a)               For a period of three years after the execution of this Agreement, the Warrantors shall not, and shall procure that none of their Affiliates will, directly or indirectly through any Person or contractual arrangements:

(i)                 Provide, carry on or engage in any business that directly or indirectly competes with the current business of any Group Companies in the PRC, Hong Kong and Singapore or elsewhere (the "Competing Business"), except for the conduct of such Competing Business through the Group Companies in accordance with this Agreement or the Ancillary Documents, or, when exercising their management, executive or supervisory functions, be associated with any Competitor in any manner by owning, operating, joining, controlling, rendering financial assistance to, obtaining any financial benefit from, exercising any influence with, participating in, providing services or advice to or permitting any of their officers or employees to act as an officer, employee, partner, member, shareholder or consultant of such Competitor or otherwise;

(ii)              Solicit or seek business from any of the Clients (as defined below), direct business from any of the Clients to any Person or be paid commissions upon sales of business received by any Person from any of the Clients. For the purpose of this Section 5.11 (a) (ii), "Client" means any Person to whom a Group Companies is providing products or services now, or within 24 months prior to the Closing, will provide products or services; or

(iii)            Disparage the Buyer or any of its Affiliates in any way that is likely to reflect adversely on the goodwill, reputation or business relations of the Buyer or any of its Affiliates (with the public or with any of its customers, suppliers or employees).

(b)               For a period of 24 months after the execution of this Agreement, the Warrantors shall not, and shall cause their Affiliates not to, directly or indirectly, solicit, recruit or hire through any Person or contractual arrangements any employees of the Buyer or the Group Companies (including directors, officers and employees and persons acting under any management, service, consulting, distribution, dealer or similar contract relating to the Group Companies or the Buyer); provided, however, that the foregoing shall not prohibit (A) headhunters' general solicitation of the public, general advertising or other similar solicitation not specifically targeting the employees of the Buyer or the Group Companies, or (B) employees of a Group Companies or the Buyer or its Affiliates who have ceased to be employed or engaged by the Sellers or any of their Affiliates for at least 12 months.

(c)               The Sellers acknowledge that the undertakings of the Sellers set forth in this Section 5.11 are an essential part of this Agreement and that any breach by the Sellers of any of the provisions of this Section 5.13 will cause irreparable harm to the Buyer. The Sellers acknowledge that in the event of such breach and in addition to all other remedies available to it at law, the Buyer shall be entitled to equitable relief, including injunctive relief, an equitable accounting of all earnings, profits or other benefits arising therefrom, and other appropriate damages. The Sellers have independently consulted with their counsel and after such consultation agrees that the undertakings set forth in this Section 5.11 are reasonable and appropriate for the protection of the legitimate interests of the Buyer.

(d)               If a court of competent jurisdiction determines that the nature, duration or geographical scope of the provisions of this Section 5.11 are unreasonable, it is the intention and agreement of the Parties that the court shall construe such provisions only in such manner as to be reasonable in the circumstances with respect to the conduct of the Sellers and necessary for the protection of the Buyer's interests under this Agreement. If in any judicial proceeding a court shall refuse to enforce all of the individual provisions under this Section 5.11 on the ground that all of the individual provisions, taken as a whole, are greater than necessary to secure to the Buyer the intended benefits of this Agreement, it is hereby expressly understood and agreed that if particular provisions of this Agreement are deleted, the remaining individual provisions will be permitted to the maximum extent permissible in such proceeding and, with respect to such proceeding, such provisions shall be deemed deleted from this Agreement.

Section 5.12        Undertakings Regarding Information

(a)               Commencing on and from the date hereof, the Company shall provide persons designated by the Buyer with complete access (including inspection and copying) to the Representatives, properties, offices, hospitals, clinics and other facilities, books and records of the Group Companies and shall furnish to the Buyer such financial, operating and other data and information as the Buyer may reasonably request.

(b)               On the Closing Date, the Sellers shall deliver or cause to be delivered to the Buyer the originals (and any and all copies) of all agreements, documents, books and records, counterparts and other information related to the business and operations of the Group Companies and all computer disks, files, tapes and any other storage media on which any such agreements, documents, books and records, counterparts and other information are stored, and shall also deliver or cause to be delivered all online banking accounts and, if not delivered prior to the Closing Date, all passwords or keys thereto and the official, finance, legal person's and other important chops and stamps of the Group Companies. After the Closing Date, the Sellers shall not retain in any form any agreement, documents, books and records, counterparts or other information related to the business and operations of the Group Companies (including any personal information or other information stored on any medium by any employee of the Target Company or any of its Subsidiaries) or any computer disk, record, tape or any other storage medium containing the same in its possession or control, including any of the foregoing information stored on any server or other storage medium (including any "cloud" storage platform) maintained by a third party on the behalf of the Seller. Notwithstanding the foregoing, if the Sellers find any such information or storage media in its possession or control after the Closing Date, the Sellers shall (x) deliver any such information or storage media to the Buyer and (y) as soon as reasonably practicable thereafter, permanently delete and erase all such information (including all copies thereof) in its possession or control.

Articles VI

Closing Conditions

Section 6.1        General Conditions

The respective obligations of the Buyer and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, which may be waived in writing by either party at its sole discretion, to the extent permitted by applicable Law (however, such waiver shall be effective only as to the obligations of such party):

(a)               No Injunction or Restraint. No Governmental Authority shall have promulgated, issued, promulgated, enforced or adopted any Law in effect or taken any administrative action to enjoin, enjoin, dissuade, limit, condition, make illegal or otherwise prohibit the consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(b)               Antitrust Approval. The notification with respect to the merger control filing (if applicable) for the transactions contemplated by this Agreement or the Ancillary Documents is approved by the PRC antitrust notification review authority.

(c)               Approval of Outbound Investment. The relevant outbound investment contemplated by this Agreement shall have been completed all requisite approval, registration and filing procedures with all relevant regulatory authorities in the PRC (including MOFCOM and NDRC and their local counterparts).

(d)               Shareholders' Meeting. The Target Company shall have obtained the adoption and approval of the shareholders' meeting with respect to the execution of this Agreement and performance of this Agreement and the transactions contemplated hereby.

Section 6.2        Conditions Precedent to Closing by the Seller

The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Sellers at their sole discretion:

(a)               Representations, Warranties and Covenants. The representations and warranties of the Buyer contained in this Agreement or any of the Ancillary Documents or in any Exhibit, certificate or other document delivered pursuant hereto or thereto or in connection with this Agreement or the transactions contemplated hereby or thereby shall have been true and correct in material respects when made by the Buyer and as of the Closing Date or, in the case of representations and warranties made as of a specific date, such representations and warranties shall have been true and correct in material respects as of such specific date. The Buyer shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any of the Ancillary Documents to be performed or complied with by it prior to or at the Closing. The Sellers shall have received from the Buyer a certificate to such effect signed by a duly authorized officer of the Buyer.

(b)               Ancillary Documents. The Sellers shall have received the Ancillary Documents executed by each of the parties hereto other than the Seller.

Section 6.3        Conditions Precedent to Closing of Buyer

The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer at its sole discretion:

(a)               Representations, Warranties and Covenants. The representations and warranties of the Sellers contained in this Agreement or any of the Ancillary Documents or in any Exhibit, certificate or other document delivered pursuant hereto or thereto or in connection with this Agreement or the transactions contemplated hereby or thereby shall have been true and correct in material respects when made by the Buyer and as of the Closing Date or, in the case of representations and warranties made as of a specific date, such representations and warranties shall have been true and correct in material respects as of such specific date. The Sellers shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any of the Ancillary Documents to be performed or complied with by it prior to or at the Closing. The Buyer shall have received from the Sellers a certificate to such effect signed by a duly authorized officer of the Seller.

(b)               External Consents and Approvals. The Warrantors and the Target Company shall have made the best endeavors to obtain all authorizations, consents, orders and approvals of all government agencies and officials, and all third party consents (as listed in Exhibit D hereto).

(c)               Release of Pledge. The Buyer shall have received true and complete copies of the equity pledge releases (including Form UCC-3) of any subsidiaries of the Target Company held by ADV and its designee(s).

(d)               Ancillary Documents. The Buyer shall have received the executed counterparts of each Ancillary Document executed by each of the parties hereto other than the Buyer.

(e)               Closing of the Jiechuang Subscription. The Closing of the Jiazhuang Subscription shall have been completed pursuant to the subscription agreement entered into by and among Jiechuang, the Target Company and certain other parties thereto.

(f)                Board of Directors. The Warrantors and ADV shall have caused the restructuring of the board of directors of the Target Company to the satisfaction of the Buyer in accordance with the Ancillary Documents, and the directors appointed by the Buyer shall have duly become the directors of the Target Company.

(g)               No Material Adverse Effect. There shall not have been any change, event or development or any prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

Articles VII

Indemnification

Section 7.1            Continuously effect

(a)               The representations and warranties of the Target Company, the Sellers and the Buyer contained in this Agreement and the Ancillary Documents and any exhibits, certificates or other documents delivered pursuant to this Agreement or thereby or in connection with the transactions contemplated hereby or thereby shall survive the Closing until the expiration of the second year after the Closing Date; provided, however, that the representations and warranties regarding organization and good standing in Section 3.1, with respect to authority in Section 3.2, with respect to the Target Shares in Section 3.4, with respect to capital structure in Section 3.5, with respect to equity interest in Section 3.6, with respect to financial statements and no undisclosed liabilities in Section 3.7, with respect to tax matters in Section 3.16 and with respect to brokers' and finders' fees in Section 3.26 (the "Fundamental Representations") and any representation in the case of fraud, willful misrepresentation or willful breach, shall survive indefinitely or for the maximum period permitted by law.

(b)               The respective covenants and agreements of the Target Company, the Sellers and the Buyer contained in this Agreement shall survive the Closing until the expiration of the statute of limitations which shall be counted from the last date of performance of all performance obligations hereunder; provided, however, that the indemnification obligations set forth in this Article VII shall survive indefinitely or for the maximum period permitted by law.

(c)               None of the Target Company, the Sellers or the Buyer shall be liable for any representation, warranty, covenant or agreement unless notice of an actual or potential claim or the discovery of any fact or circumstance which the Sellers or the Buyer (as the case may be) reasonably believes might lead to a claim is given to the other prior to the expiration of the duration, if any, of such representation, warranty, covenant or agreement. In such case, such representations, warranties, covenants or agreements shall survive as to such claims, until such claims have been finally resolved, and no action shall be required to be initiated to extend such survival or to preserve such claims. Notices.

Section 7.2            Indemnification by the Warrantors

The Warrantors shall jointly and severally protect, defend, indemnify and hold harmless the Buyer and its Affiliates (including the Group Companies) and their respective representatives, successors and assigns, and shall indemnify and reimburse them for and against any and all losses, damages, liabilities, deficiencies, claims, diminution in value, interest, awards, judgments, penalties, costs and expenses (including attorneys' fees, costs and other out-of-pocket expenses incurred in the investigation, preparation or defense of each of the foregoing) (collectively, the "Losses") claimed, arising out of, sustained or suffered by, or in connection with, any or all of such losses, damages, liabilities, deficiencies, claims, diminution in value, interest, awards, judgments, penalties, costs and expenses (including attorneys' fees, costs and other out-of-pocket expenses incurred in the investigation, preparation or defense of each of the foregoing) claimed, arising out of, sustained or suffered by or in connection with:

(a)               A breach of any representation or warranty contained in this Agreement or any Ancillary Document or any Exhibit, certificate or other document delivered pursuant hereto or thereby or in connection with this Agreement or the transactions contemplated hereby or thereby;

(b)               A breach of any agreement, covenant or agreement contained in this Agreement or any Ancillary Document or any Exhibit, certificate or other document delivered pursuant hereto or thereby or in connection with this Agreement or the transactions contemplated hereby or thereby (including those resulting from acts or omissions of the Target Company or any of its subsidiaries); and

(c)               Any matters set forth in Exhibit C.

Section 7.3            Procedures

(a)               A Party (the "Indemnified Party") with respect to a Loss or claim or demand for indemnification by any Person against such Party (a "Third Party Claim") shall give notice (the "Claim Notice") of such Loss, claim or demand to the Party from whom such Claim is made (the "Indemnifying Party") with reasonable promptness after the Indemnified Party's receipt of notice of the Third Party Claim and shall provide the Indemnifying Party with such information in connection therewith as the Indemnifying Party may reasonably request. However, the failure to give notice of a Claim Notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent the Indemnifying Party is materially prejudiced by such failure.

(b)               If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for any and all Losses that may be incurred by the Indemnified Party as a result of a Third Party Claim pursuant to the terms of this Agreement, to the extent that such Losses are applicable only to civil economic losses as provided for by law, then the Indemnifying Party shall be entitled to assume the defense of such Third Party Claim with counsel selected by the Indemnifying Party at its own expense (without reference to any limitations on indemnification hereunder) and satisfactory to the Indemnified Party within 15 days of the receipt of the Claim Notice from the Indemnified Party in connection with such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief or any claim that could impose criminal liability or indemnification and the Indemnified Party shall be entitled to defend any such Third Party Claim, at the Indemnifying Party's expense. The Indemnifying Party shall be responsible for the fees and expenses of the counsel retained by the Indemnified Party due to any failure of the Indemnifying Party to assume the defense of the Third Party Claim. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim during the Term or as provided in the first sentence of this Section 7.4 (b), then the Indemnified Party shall have the sole right to assume the defense of and settle such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to retain its own counsel and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall be expressly authorized in writing by the Indemnifying Party or (ii) the parties named in the Third Party Claim (including any Sued Party) include both the Indemnified Party and the Indemnifying Party and representation of both the Indemnifying Party by the Indemnifying Party's counsel could result in a conflict of interest with respect to such counsel. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense, at the reasonable request and expense of the Indemnifying Party, and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party may not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise, or consent to entry of any judgment, if such settlement, compromise or judgment (i) involves a discovery or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party of all liability related to such Third Party Claim, or (iii) impose equitable relief or any obligation on the Indemnified Party other than the payment only of money damages for which the Indemnified Party will be indemnified hereunder.

(c)               An Indemnified Party seeking indemnification with respect to a Loss or claim or demand under this Agreement (a "Direct Claim") shall, with reasonable promptness after becoming aware of the facts giving rise to such Direct Claim, give the Indemnifying Party notice of such Loss or claim or demand and provide the Indemnifying Party with such information regarding such Loss or claim or demand as the Indemnifying Party may reasonably request. The failure to deliver a notice of claim, however, will not release the Indemnifying Party from any of its obligations under this Article VII except to the extent the Indemnifying Party is materially prejudiced by such failure and will not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or pursuant to the terms of this Article VII. If the Indemnifying Party does not notify the Indemnified Party that it disputes its liability to the Indemnified Party under this Agreement within 10 days of receiving a notice of claim for a Direct Claim, then the Direct Claim specified by the Indemnified Party in such notice of claim shall be conclusively deemed to be the liability of the Indemnifying Party under this Agreement and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand. If the Indemnifying Party agrees that it has an obligation to indemnify but asserts that it should pay a lesser amount than is claimed by the Indemnified Party, the Indemnifying Party shall promptly pay such lesser amount to the Indemnified Party, without prejudice to or representing a waiver of the Indemnified Party's claim for any deficiency.

(d)               The Indemnifying Party shall have no right to assert or institute any action against any other Person before an action is instituted or a claim is made by an Indemnified Party against the Indemnifying Party under this Agreement.

(e)               Notwithstanding Section 9.8, each Indemnifying Party hereby consents to the non- exclusive jurisdiction of any court in respect of any Claim that the Indemnified Party in a Third Party Claim may have against the Indemnifying Party under this Agreement with respect to such action or the matters asserted therein and agrees that process may be served upon each Indemnifying Party in respect of such Claim anywhere.

Section 7.4            Indemnification Limitations

Notwithstanding anything to the contrary contained herein: (i) the Indemnifying Party shall not be liable for any claim for indemnification pursuant to Sections 7.2 (a) or 7.3 (a), as the case may be, unless and until the aggregate amount of indemnifiable Losses recoverable from the Indemnifying Party equals or exceeds RMB500,000, in which case the Indemnifying Party shall be liable for the entire amount of such Losses, and (ii) the maximum aggregate amount of indemnifiable Losses recoverable from the Indemnifying Party arising from or in connection with the causes provided in Sections 7.2 (a) or 7.3 (a) shall be limited to the Purchase Consideration, provided, however, that the foregoing clauses (i) and (ii) shall not apply to Losses arising out of, or in connection with, any inaccuracy in or breach of any Fundamental Representation or any representation or warranty made in the case of fraud, willful misconduct or willful misrepresentation.

Section 7.5            Special Provisions

In addition to the indemnification stipulated in Article VII of this Section, if this Agreement is terminated or the transactions contemplated hereby fail to be closed prior to the Outside Closing Date due to the failure of the Target Companies, the Sellers or the Warrantors to cooperate in completing the Closing under this Agreement or the Ancillary Document, the Target Companies and the Warrantors shall jointly and severally pay an additional one time the down payment to the Buyer, i.e. RMB20 million.

Articles VIII

Termination

Section 8.1            Termination

This Agreement may be terminated at any time prior to the Closing:

(a)               By the mutual written consent of the Buyer and the Seller;

(b)               (i) by the Sellers if the Sellers are not then in material breach of their obligations under this Agreement and the Buyer breaches or fails to fulfill in any respect any of its representations, warranties or covenants under this Agreement which (A) would result in the failure of the condition set forth in Section 6.2 to be satisfied, (B) cannot or has not been cured within 15 days from the receipt by the Buyer of written notice of such breach or failure, and (C) has not been waived by the Seller; or (i) by the Buyer if the Buyer is not then in material breach of its obligations under this Agreement and the Sellers breache or fail to fulfill in any respect any of their representations, warranties or covenants under this Agreement which (A) would result in the failure of the condition set forth in Section 6.3 to be satisfied, (B) cannot or has not been cured within 15 days from the receipt by the Sellers of written notice of such breach or failure, and (C) has not been waived by the Buyer;

(c)               By either the Sellers or the Buyer if the Closing shall not have occurred by the Outside Closing Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1 (c) may not be exercised if the terminating Party's failure to fulfill any of its obligations under this Agreement shall have been, or shall have been the principal cause of, the failure of the Closing to occur on or prior to such date; or

(d)               By either the Sellers or the Buyer if any Governmental Authority shall have issued an order, decree or ruling or shall have taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the terminating Party has used its commercially reasonable efforts in accordance with Section 5.11 to have such order, decree, ruling or other action vacated.

A Party seeking to terminate this Agreement pursuant to this Section 8.1 other than Section 8.1 (a) shall give prompt written notice of such termination to the other Party.

Section 8.2            Effect of Termination

In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except (a) for the provisions on broker's fees and finders' fees pursuant to Section 3.26, for the provisions on public announcements pursuant to Section 5.09, for the provisions on confidentiality pursuant to Section 5.12, for the provisions on fees and expenses pursuant to Section 9.1, for the provisions on fees and expenses pursuant to Section 9.4, for the provisions on notices, Section 9.6 third party beneficiaries pursuant to Section 9.7 with respect to governing law, Section 9.8 with respect to submission to jurisdiction and the provisions set forth in this Section 8.2 and (b) nothing herein shall relieve any Party from any liability for any breach of this Agreement or any agreement entered into on or after the date of this Agreement.。

Articles IX

General Provisions

Section 9.1            Costs and Expenses

Except as otherwise provided herein, all Transaction Expenses arising out of, or in connection with, this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby shall be paid by the Party incurring such transaction costs and expenses, regardless of whether such transactions are consummated or not.

Section 9.2            Amendment

Any amendment to the terms and conditions of this Agreement must be made in writing and must be signed by the Parties to be effective.

Section 9.3            Waiver

Failure or delay on the part of any Party to exercise any right under this Agreement shall not operate as a waiver of such right. Any single or partial exercise of any right under this Agreement by any Party shall not preclude any other or further exercise of such right or any other rights.

Section 9.4            Notices

All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, and upon written confirmation of receipt by facsimile, email or otherwise, if delivered by facsimile or email; (ii) on the first business day following the date of sending if delivered by recognized overnight courier service; or (iii) on the earlier of the date of confirmation of receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, registered mail, return receipt requested or postage prepaid. All notices hereunder shall be sent to the following addresses or to such other address as the Party to receive the notice may designate in writing:

If to the Warrantors:

Attention: ZHOU Pengwu

Postal code: 518054

Address: Shenzhen Peng'ai Medical & Cosmetic Hospital, No. 1122 Nanshan Avenue, Nanshan District, Shenzhen, Guangdong Province

If to the Target Company:

Attention: WU Guanhua

Postal Code: 518054

Address: Finance Department, 3/F, Shenzhen Peng'ai Medical & Cosmetic Hospital, 1122 Nanshan Avenue, Nanshan District, Shenzhen, Guangdong Province

If to the Buyer:

Attention: Laurena Wu

Address: 19/F, 3 Lockhart Road, Wanchai, Hong Kong

Email: 2799545327@qq.com

Section 9.5            Entire Agreement

This Agreement (including the Schedules and Exhibits hereto), the Ancillary Documents and the Confidentiality Agreement constitute the entire prior agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior written agreements, arrangements, communications and understandings as well as all prior and contemporaneous oral agreements, arrangements, communications and understandings. Notwithstanding any oral agreement or course of conduct to the contrary by or on behalf of the Parties, no Party to this Agreement shall be under any legal obligation to enter into or consummate the transactions contemplated by this Agreement unless and until this Agreement has been executed and delivered by each of the Parties.

Section 9.6            No Third Party Beneficiaries

Except for the provisions in Section 7, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties, their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.7            Governing Laws

This Agreement (including the submission to jurisdiction clause under Section 9.8) and all disputes arising out of or in connection with the transactions contemplated by this Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

Section 9.8            Submission to Jurisdiction

(a)               Each Party irrevocably agrees that any dispute, controversy, difference or claim arising out of or relating to this Contract, including the existence, validity, interpretation, performance, breach or termination thereof or any non- contractual dispute arising out of or relating to this Contract, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre ("HKIAC") under the HKIAC Administered Arbitration Rules (the "Arbitration Rules") in force when the notice of arbitration is submitted. Each Party hereby irrevocably submits generally and unconditionally to the exclusive jurisdiction of HKIAC in respect of any such legal dispute or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party agrees that it will not commence any suit or proceeding relating thereto, other than arbitration initiated at HKIAC, other than an action in a court of competent jurisdiction to enforce any judgment, decree or award of any HKIAC, as described in this Agreement.

(b)               In order to initiate the arbitration, any Party shall submit a notice of arbitration to the HKIAC and all other Parties to the address provided for notices under Section 9.4 hereof, in accordance with the Arbitration Rules. The seat, or legal place of arbitration, shall be Hong Kong. The arbitration proceedings shall be conducted in the Chinese language. The arbitration tribunal shall consist of three (3) arbitrators. The claimant and the respondent in such dispute shall be entitled to appoint one (1) arbitrator in accordance with the Arbitration Rules. If a Party fails to appoint an arbitrator, such appointment shall be made by HKIAC. The two (2) arbitrators so appointed shall appoint the third arbitrator who will act as the presiding arbitrator of the tribunal. If such appointment fails to be made within thirty (30) days from the confirmation of the second arbitrator, the presiding arbitrator shall be appointed by HKIAC. The award rendered by the arbitration tribunal in such arbitration shall be final and binding upon the Parties. The Parties hereby agree not, to the extent permitted by applicable Law, to resort to any judicial proceeding in any jurisdiction seeking to annul, set aside, modify or reduce or impair any of its provisions or effect. Any Party may apply to any court of competent jurisdiction for enforcement of the arbitral award or an order of validation.

(c)               Each Party further agrees that the manner of giving notices provided in this Agreement shall constitute sufficient service of process and they further waive any argument that such service is not sufficient.

Section 9.9            Assignment; Succession

No rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any Party without the prior written consent of the other Party and any assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Affiliate of the Buyer without the prior consent of the Sellers and provided further that no assignment shall relieve the assignor of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.10        Enforcement

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to enforcement of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such Party is entitled under law.

Section 9.11        Severability

If any provision of this Agreement is held to be invalid or unenforceable, the Parties agree to enforce such provision to the fullest extent permissible to reach the intent of the Parties and the validity, legality or enforceability of the remaining provisions of this Agreement shall not be impaired in any respect thereby. To the extent necessary, the Parties shall negotiate in good faith to amend this Agreement to reach the intent of the Parties by replacing the unenforceable provision with an enforceable provision that most closely reflects the intent of the Parties. If this Agreement cannot be enforced against any Party, it shall not affect the enforceability of this Agreement between the other Parties.

Section 9.12        Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 9.13        Facsimile or. pdf Signature

This Agreement may be executed by facsimile or. pdf signature and such facsimile or. pdf signature shall constitute all the original counterparts.

[The remainder of this page is intentionally left blank and the remainder of this page is the signature page for this Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AUSTRALIA WANDA INTERNATIONAL COMPANY LIMITED

Name:

Title:

Signature page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Aesthetic Medical International Holdings Group Limited

Name:

Title:

Signature page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Seefar Global Holdings Limited

Name:

Title:

Jubilee Set Investments Limited

Name:

Title:

Pengai Hospital Management Corporation

Name:

Title:

Signature page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Zhou Pengwu

Ding Wenting

Signature page to Share Purchase Agreement

Exhibit A

DETAILS OF TRANSFER

Seller	Number of Shares Transferred	Transfer Consideration (RMB)
Seefar Global Holdings Limited	9,231,635	43,296,368
Jubilee Set Investments Limited	8,869,610	41,598,470
Pengai Hospital Management Corporation	3,220,717	15,105,162
Total	21,321,962	100,000,000

Exhibit A

Exhibit B

DOMESTIC RESTRUCTURINGS

The entities listed under the "subsidiaries or affiliated companies of the Target Company" in the following form are subsidiaries or affiliated companies of the Target Company, and part of the equity of such entities is held by the shareholders listed under the "shareholders holding shares on behalf of others and the proportion of shares held on behalf of others" in the proportion as shown. The Target Company shall, and the Sellers shall procure the Target Company to, cause the shareholders listed in Schedule 2 to transfer the nominee equity interest to the designated Persons of the Buyer for nominal consideration in accordance with Section 5.6 of this Agreement.

No.	Subsidiaries or Affiliates of the Target Company	Nominee Shareholder and Nominee Proportion
1.	Shenzhen Peng Ai Xiuqi Medical Cosmetic Hospital	27% of Equity Interest to be Held by Dr. Zhou Pengwu
2.	Guangzhou Pengai Medical Cosmetic Hospital Co., Ltd.	26% of Equity Interest to be Held by Dr. Zhou Pengwu
3.	Yantai Pengai Jiayan Cosmetic Plastic Hospital Co., Ltd.	24% of Equity Interest to be Held by Dr. Zhou Pengwu
4.	Beijing AusMedicare Investment Advisors Ltd.	25% of Equity Interest to be Held by Dr. Zhou Pengwu
5.	Hangzhou Pengai Medical Cosmetic Clinic Co., Ltd.	30% of Equity Interest to be Held by Dr. Zhou Pengwu
6.	Shanghai Pengai Medical Cosmetic Clinic Co., Ltd.	15% of Equity Interest to be Held by Dr. Zhou Pengwu
7.	Shenzhen Miaoyan Medical Cosmetic Clinic	30% of Equity Interest to be Held by Dr. Zhou Pengwu
8.	Nanchang Pengai Medical Cosmetic Hospital Co., Ltd.	30% of Equity Interest to be Held by Dr. Zhou Pengwu

Exhibit B

Exhibit C

CERTAIN INDEMNITIES

1.	Settlement, indemnification or other expenses paid by the Target Company or its Subsidiaries in relation to litigation or arbitration involving:
(a)	Property damage compensation dispute between Shenzhen Pengai and Lanzhou Bioproduct Graduate Student Co., Ltd.;
(b)	Dispute over right of reputation between Shenzhen Pengai and Zhang Lingmin;
(c)	Dispute over private lending between Chengdu Pengai Yueji and Sun Yu;
(d)	Dispute over equity transfer between Shenzhen Pengai Hospital Investment Management Co., Ltd. and Shenzhen Kunpeng Medical Investment Management Co., Ltd.; and
(e)	Dispute over equity transfer among Penyida Business Consulting (Shenzhen) Co., Ltd., Qi’an (Shenzhen) Consulting Management Group Co., Ltd. and Liu Shuxian.

2.	Tax Obligations of the Group Companies which are owed or deemed to be owed before the Closing Date.

3.	Losses or obligations assumed by the Group Companies arising out of agreements entered into by, or disputes, including potential disputes, relating to the past acquisitions and sales of equity interest in the Subsidiaries (except those already disclosed to the Buyer).

4.	Any costs or expenses required to be paid by the Group Companies in connection with the past acquisitions and sales of equity interest in the Subsidiaries (except for those payable to the counterparty which have been disclosed to the Buyer).

Exhibit C

Exhibit D

THIRD PARTY CONSENTS

The Sellers and the Group Companies shall obtain all the third party consents set out below.

To Party	FINANCIAL INSTITUTIONS FOR COMMUNICATION	Contract Name	Contract No.	Date
Shenzhen Pengai Medical Cosmetic Hospital	Huaxia Bank Corporation, Shenzhen Branch	Working Capital Loan Contract	SZ1010120200098	2020.09.14
Shenzhen Pengcheng Hospital	Ping An Dianchuang International Financial Leasing Co., Ltd.	Entrusted Loan Agreement	G36DCZL20210990637-WD-01	2021.10.12
Shenzhen Pengai Medical Cosmetic Hospital	Ping An Dianchuang International Financial Leasing Co., Ltd.	Entrusted Loan Agreement	G36DCZL20211190728-WD-01	2021.11.12
Shenzhen Pengcheng Hospital	China Everbright Bank Corporation, Shenzhen Branch	General Credit Agreement	ZH78172105002	2021.05.10
Shenzhen Pengcheng Hospital	Bank of Beijing Co., Ltd. Shenzhen Branch	Loan Contract	A007478	2021.11.25
Shenzhen Pengai Medical Cosmetic Hospital	Bank of Beijing Co., Ltd. Shenzhen Branch	Loan Contract	A007477	2021.11.25
Shenzhen Pengcheng Hospital	Shenzhen Small and Medium-sized Enterprise Financing and Reguarantee Co., Ltd.	Entrustment Contract for Guarantee	Shen Zai Dan (2021) Nian Wei Bao Zi No. [182]	2021.11.25
Shenzhen Pengai Medical Cosmetic Hospital	Shanghai Pudong Development Bank Co., Ltd. Shenzhen Branch	Loan Facility Agreement	BC2021051800000983	2021.05.24
Shenzhen Pengcheng Hospital	Yuandong (Tianjin) Financial Leasing Co., Ltd.	Sale and Lease Back Contract	FEHTJ20DB33LZ4-L-01	2020.10.21
Shenzhen Pengai Medical Cosmetic Hospital	Yuandong (Tianjin) Financial Leasing Co., Ltd.	Sale and Lease Back Contract	FEHTJ20DB31X5N-L-01	2020.10.21
Shenzhen Pengcheng Hospital	Hengqin Huatong Financial Leasing Co., Ltd.	Financing Lease Contract (Leaseback)	[2021HTFLs 28200406]	2021.08.04
Shenzhen Pengai Medical Cosmetic Hospital	Hengqin Huatong Financial Leasing Co., Ltd.	Financing Lease Contract (Leaseback)	[2021HTFLs 28200405]	2021.08.04
Huizhou Pengai Medical Cosmetic Hospital	Hengqin Huatong Financial Leasing Co., Ltd.	Financing Lease Contract (Leaseback)	[2021HTFLs 28200403]	No date is written
Changsha Pengai Medical Cosmetic Hospital	Hengqin Huatong Financial Leasing Co., Ltd.	Financing Lease Contract (Leaseback)	[2021HTFLs 28200404]	No date is written

Exhibit D

Exhibit E

DISCLOSURE SCHEDULE

Exhibit E